Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

August 11, 2005

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's second quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today are Tom Johnson, chairman and chief executive officer and other members of senior management.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Before I turn the call over to Tom I wanted to update you on our recent announcement identifying prior period accounting errors.

Last week we announced we identified accounting errors, which appear to have commenced in early 2004, and which had the effect of overstating historically reported net income. The errors, which did not impact fiscal 2004 or first-quarter 2005 reported cash flows, relate to inventory costing and accrual accounting at our Plastic Packaging operation in Crewe, England, and corporate accruals for long-term incentive compensation. We have determined the errors at Crewe resulted in an overstatement of historically reported net income of approximately $700,000 during fiscal 2004 and approximately $250,000 for the first quarter of 2005. The error related to long-term incentive accruals resulted in an understatement of historically reported net income of approximately $300,000 during fiscal 2004 and had a negligible impact on the first quarter of 2005. Chesapeake previously reported net income of $11.3 million for fiscal 2004 and $2.3 million for the first quarter of 2005.

While we believe that the accounting errors may not be material in the context of our consolidated net income for fiscal years 2004 and 2005, we expect to restate our financial results for 2004 and the first quarter of 2005 to ensure the valid comparability of these reported periods, and because we believe that correcting the cumulative error in our just completed second quarter would inappropriately distort that quarter's results. Accordingly, the prior period results that we discuss today will be on a re-stated basis and we expect to file an amended financial statements for all periods affected on or before August 18, 2005. We have implemented immediate changes in the internal controls at the Crewe operation and further changes are anticipated.

Now I will turn the call over to Tom.

THJ Comments

Thanks Joel.

As you can see from the press release this quarter had a number of moving parts. Let me turn your attention to what I believe are the highlights of the quarter from an operating perspective:

First, operating earnings in our Paperboard and Plastics segments were up 29% representing a strong operating performance in both segments and good year over year progress. This is in spite of a strong headwind in the form of unfavorable currency trends.

Secondly, our revenues, on a constant currency basis were up 5% in Paperboard and 9% in Plastics, as our businesses performed well at the topline. We are benefiting from our prior year major capital projects and the recovery in our international and branded packaging business.

Thirdly, we are moving ahead aggressively to grow our largest and best positioned business, pharmaceutical and healthcare packaging. We announced last week an agreement to acquire Arlington Press, the leading supplier of pharmaceutical leaflets to the North American market. The strategic fit of this business is excellent, complementing our number one pharmaceutical packaging position in Europe. We expect this transaction, which should be concluded shortly, will be accretive to our 2005 earnings.

Fourth, we continue to actively pursue opportunities for improvement or rationalization of underperforming businesses with the objective of improving our overall returns. During the quarter, we announced the completion of the sale of the assets of our French wine and spirits label business, a business that was negatively impacting our overall Paperboard results. That transaction is immediately accretive to our 2005 earnings.

And finally, we are evaluating additional growth opportunities in our pharmaceutical and specialty plastics packaging businesses. These include further initiatives in North America as well as Europe, China and Africa. By continuing to invest in these key markets, we will ensure that we maintain our market leadership position and our goal of improving our financial returns.

With these introductory remarks to put the quarter in context, let me turn it back to Joel to take you through a detailed look at our financials.

JKM COMMENTS

Thanks Tom.

This morning we reported a second quarter net loss from continuing operations of $2.0 million, or $0.10 per share, which compares to a loss of $400 thousand, or $0.02 per share, for the second quarter of 2004. There are several items that affect the comparability of the two periods. Specifically, costs associated with the extinguishment of debt and losses related to the divestiture of businesses are included in the results. In the second quarter of 2004 we incurred cost of $5.4 million after taxes when we repurchased 40 million pounds Sterling of our 10-3/8% senior subordinated notes using proceeds from our common stock offering. In the second quarter of 2005 we incurred a non-cash loss of $3.0 million after taxes on the sale of our French wine and spirits label operation that we announced in April. Also in the second quarter of 2005 we incurred a non-cash loss of $3.4 million after taxes for the impairment of promissory notes that we received upon the sale of a former U.S. display business in 2001. If these items are excluded from our results, net income from continuing operations for the second quarter of 2005 was $0.23 per share, compared to $0.26 per share for the second quarter 2004. Also, the second quarter 2004 results were impacted favorably by income tax benefits totaling $3.4 million, or $0.18 per share, which resulted in a much lower effective tax rate for 2004. After these items are taken into consideration, you can see that the underlying operations generally produced solid results for the quarter. Now I'll go over these results in more detail, starting with our Paperboard Packaging segment.

Second quarter net sales of $213.4 million for the Paperboard Packaging segment were up 8% compared to net sales for the second quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were up 5% for the quarter. Sales volumes for the second quarter of 2005 were generally up across all our markets when compared to the second quarter of 2004. Tobacco packaging had strong sales for the quarter due to volume gains with several customers; however the absence of customer exports to the Asian markets continues and we do not envision that trend changing for the balance of the year. In international and branded packaging, the favorable sales trends of recent quarters continue as sales volume of alcoholic drinks packaging remains very strong. In addition, confectionary orders in our German operations have improved as we prepare for the peak season of that business. In pharmaceutical and healthcare packaging, sales were generally in line with our expectations and increased over the second quarter of 2004. As Tom mentioned, the acquisition of Arlington Press will be a foundation for developing our North American pharmaceutical and healthcare platform. Our existing business in Lexington, NC has historically had a focus on technology and food and household packaging markets. Recently this business has made significant progress in obtaining initial certification to provide packaging to the pharmaceutical and healthcare packaging market, and we are now expecting to realize synergies with Arlington Press as this operation moves into the pharmaceutical and healthcare packaging market.

The Paperboard Packaging segment's EBIT for the second quarter of 2005 was $15.0 million, an increase of 35% compared to the second quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, EBIT was up 32% for the quarter. The increase in EBIT is primarily a result of the increased sales volumes I mentioned. We have also had improved performance at our two new German plants where production efficiencies continue to improve over last year. Also during the second quarter of 2005 we received a settlement of $1.3 million related to a press installation at our Bradford, England operation. This press has now been fully commissioned in the second quarter of 2005, well in advance of the seasonal peak demand at this facility, and we are pleased that the press issues of 2004 are now behind us. These increases in EBIT were partially offset by over $1 million in additional pension costs in the second quarter of 2005 and a decline in EBIT in the food and household packaging. We continue to experience significant pricing pressure in this market, and believe that business conditions in food and household packaging will continue to be very challenging.

The Plastic Packaging segment had sales of $46.5 million in the second quarter of 2005, up 12% over the second quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were up 9% for the quarter. Sales were again generally up across all markets in this segment, with increased sales resulting from our ability to partially pass through resin related price increases and particularly strong volume in the Irish beverage market. EBIT for the Plastic Packaging segment was $3.9 million for the second quarter 2005, up 11% over the second quarter 2004. Excluding the impact of changes in foreign currency exchange rates, EBIT was up about 6% for the quarter. Solid results in the food and beverage market were in part due to favorable product mix and our ability to partially pass through resin price increases, while results in the specialty chemical market were impacted by a less favorable mix of products.

Corporate expenses were $4.3 million in the second quarter of 2005, compared to $4.0 million in the second quarter of 2004. The increase is primarily due to increased pension costs and costs related to strategic initiatives.

Net interest expense for continuing operations for the second quarter of 2005 was $8.1 million, down from $8.6 million in the second quarter of 2004. The decrease in interest expense is primarily a result of the repurchase of our subordinated debt in the second quarter of 2004.

Total debt, net of cash, at the end of the second quarter of 2005 was about $357 million, down about $18 million from the end of 2004. The strengthening dollar has had a significant impact on our debt balance for the second quarter of 2005. Through the end of the second quarter changes in foreign currency rates reduced net debt by approximately $31 million. A stronger US dollar will also have a favorable impact on our debt service costs, which serve as a partial natural hedge to the impact that changes in currency exchange rates have on our operating results. Also you may have noticed that we filed a universal shelf registration statement in June that will allow us to offer and sell up to $300 million of various types of securities. While we have no specific or immediate plans to issue securities from this registration, this will provide us with flexibility for future financing, including an opportunity in 2006 to call our remaining 10 3/8% senior subordinated debt.

Net cash from operating activities was $9.1 million for the first half of 2005, compared to $38 million for the first half of 2004. The decrease in operating cash flow primarily reflects receipt of $21.5 million in US income tax refunds in the first half of 2004 and an increase in working capital as well as increased pension contributions in the first half of 2005.

Now I will turn the call back to Tom for some closing remarks and our outlook for the remainder of 2005.

THJ Closing Comments

As indicated in our August 5 press release, our earnings guidance for the full year is now in the range of $0.80 - $1.00 earnings per share and our cash flow from operating activities is expected to be in the range of $60 - $75 million. We also believe that capital spending for 2005 will be at the lower end of the existing guidance of $40 - $50 million. Remember that our results are very seasonal, with the majority of our earnings coming in quarters 3 and 4 of the year.

Also, we will continue to focus on capital investment in our target markets and continue to pursue opportunities to grow these businesses organically and through acquisitions. The expansion of our pharmaceutical healthcare business in North America, with the acquisition of Arlington Press as a first step, is an example of the type of opportunity we will continue to pursue.

In conclusion, we are pleased with the second quarter's operating performance as we are seeing significant improvement in operating results in international and branded packaging. We are extending our market leadership position in pharmaceutical and healthcare packaging in Europe and our Plastic Packaging segment continues to deliver solid results despite a volatile resin price environment.

Now at this time we will be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 4963768).

This concludes today's call. Thank you for participating.